Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PAVmed Inc. on Form S-1 [File No. 333-222581], Form S-3 [File No. 333-227718, File no. 333-220549, File No. 333-221406, File No. 333-229372, File No. 333-235335], Form S-8 [File No. 333-231674] of our report which includes an explanatory paragraph to the Company’s ability to continue as a going concern, dated April 14, 2020, with respect to our audit of the consolidated financial statements of PAVmed Inc and Subsidiaries as of December 31, 2019 and for the year ended, which report is included in this Annual Report on Form 10-K of PAVmed Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp
New York, NY
April 14, 2020